Exhibit 99.2

To:

All Midwest and Skyway Airlines Employees

Date:

April 2, 2007

From:

Timothy E. Hoeksema

Subject:

Update Regarding AirTran’s Revised Offer

As you have likely heard, AirTran Holdings announced this morning that it has revised the terms of its unsolicited exchange offer to acquire all outstanding shares of Midwest.

The Midwest Air Group Board of Directors has requested that shareholders take no action at this time in response to the announcement. Consistent with its fiduciary duties, and in consultation with its independent financial and legal advisors, the board will review and consider AirTran’s offer and make a recommendation to shareholders no later than April 13.

As always, be assured that we will share any news with you as soon as we possibly can.